Exhibit 4.17

State of Delaware Secretary of State Division of Corporations Delivered 04:52 PM 06/28/2005 FILED 04:47 PM 06/28/2005 SRV 050539588 – 3987975 FILE

CERTIFICATE OF INCORPORATION

OF

GLOBAL FLOW TECHNOLOGIES, INC.

FIRST. The name of the corporation is Global Flow Technologies, Inc.

SECOND. The street address of the corporation’s registered office is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent in the County of New Castle is Corporation Service Company.

THIRD. (a) The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “Delaware Code”).

(b) In furtherance of the foregoing purposes, the corporation shall have and may exercise all of the rights, powers and privileges granted by the Delaware Code. In addition, it may do everything necessary, suitable and proper for the accomplishment of any of its corporate purposes.

FOURTH. The total number of shares that the corporation shall have the authority to issue is 1,500,000, consisting of 1,000,000 shares of common stock, with each share having a par value of $.001, and 500,000 shares of preferred stock, with each share having a par value of $.001.

(a) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for the issuance of one or more series of preferred stock, with such voting powers, if any, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, without limiting the generality of the foregoing, the following:

(1) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(4) whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other terms and conditions of such redemption;

(5) the amount or amounts payable on shares of such series, and the rights of the holders of such series, upon the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

(6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of this class or any other class or classes of capital stock and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

(8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of this class; and

(9) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class or classes.

The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative and except for such other differences as are otherwise permitted by law.

(b) Each holder of record of common stock of the corporation shall be entitled to one vote for each share of common stock held by that holder, except that in the election of directors each holder shall be entitled to vote all shares of common stock held by that holder for each nominee for director to be elected and for whose election the holder has a right to vote, without cumulating those votes. Cumulative voting shall not be permitted in the election of directors or otherwise.

(c) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of stockholders a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

(d) No holder of capital stock of the corporation shall have, solely by reason of holding such capital stock, any preemptive or similar right to acquire any additional unissued or treasury shares of stock or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges, except as may be provided in writing by the Board of Directors of the corporation, including as described in certificates of designations or otherwise.

FIFTH. The corporation shall have perpetual existence.

SIXTH. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

SEVENTH. The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation, subject to any limitations that may be set forth in a certificate of designation of a series of preferred stock filed by the corporation from time to time with the Secretary of State of the State of Delaware in accordance with the Delaware Code.

EIGHTH. The personal liability of cach director of the corporation shall be eliminated and limited to the full extent permitted by the laws of the State of Delaware, including without limitation as permitted by the provisions of Section 102(b)(7) of Title 8 of the Delaware Code and any successor provision, as amended from time to time. No amendment of this certificate of incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors under this provision with respect to any act or omission that occurred prior to that amendment or repeal.

NINTH.

(a) The name and mailing address of the directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Name	Address

Andrew L. Waite	600 Travis, Suite 6600 Houston, TX 77002

John W. H. Geddes	3202 Canterra Tower 400 - 3rd Avenue S.W. Calgary, Alberta T2P 4H2

(b) The number of directors of the corporation shall be fixed and may be altered from time to time as provided in the bylaws of the corporation. If the number of directors is decreased by resolution of the Board of Directors pursuant to the bylaws, in no case shall the decrease shorten the term of any incumbent director.

(c) A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been elected and qualified.

(d) Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the corporation in the manner provided from time to time in the bylaws.

TENTH. The corporation hereby elects not to be subject to the provisions of Section 203 of the Delaware Code.

ELEVENTH. Holders of the outstanding shares of a class or series shall not be entitled to vote separately as a class with respect to any matter, including proposed amendments to this Certificate of Incorporation, except as expressly provided in this Certificate of Incorporation, including any resolutions adopted by the Board of Directors establishing a series of preferred stock, or to the extent required by law. In furtherance of the foregoing, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of corporation entitled to vote irrespective of Section 242(b)(2) of the Delaware Code and without a separate class vote of the common stock, subject to any additional vote required by any resolutions adopted by the Board of Directors establishing a series of preferred stock.

TWELFTH. The capitalized terms in this ARTICLE TWELFTH shall have the meanings ascribed to them below in subsection (c) of this ARTICLE TWELFTH.

(a) The corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the Preferred Group (as defined below) participates or desires or seeks to participate in and that involves any aspect of the business of designing, engineering, manufacturing, distributing and marketing valves or any other industry, including any other industry in which the corporation operates (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to a Preferred Nominee solely in such person’s capacity as a director of the corporation and with respect to which no other member of the Preferred Group (other than a Preferred Nominee) independently receives notice or otherwise identifies such Business Opportunity, (ii) is identified by the Preferred Group solely through the disclosure of information by or on behalf of the corporation, or (iii) is presented to any member of the Preferred Group if the Person making such presentation identifies it as an opportunity solely for the Corporation (each Business Opportunity other than those referred to in clauses (i), (ii) or (iii) are referred to as a “Renounced Business Opportunity”). No Member of the Preferred Group, including any Preferred Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the corporation, and any member of the Preferred Group may pursue a Renounced Business Opportunity.

(b) Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the corporation shall be deemed to have consented to these provisions.

(c) As used in this ARTICLE TWELFTH, the following definitions shall apply:

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(ii) “Person” means an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee-executor, administrator, nominee or entity.

(iii) “Pon” means Pon North America, Inc., a Delaware corporation.

(iv) “Preferred Group” means SCF, Pon, any of their respective Affiliates (other than the corporation and its subsidiaries), any Preferred Nominee, and any portfolio company in which SCF or any of its Affiliates has an equity investment (other than the corporation and its subsidiaries).

(v) “Preferred Nominee” means any officer, director, partner, employee or other agent of SCF or Pon or any Affiliate of SCF or Pon (other than the corporation and its subsidiaries) who serves as a Director of the corporation.

(vi) “SCE” means SCF-V, L.P., a Delaware limited partnership.

(d) Any proposed amendment to this ARTICLE TWELFTH shall require the approval of at least seventy percent (70%) of the outstanding common stock.

THIRTEENTH. The name of the incorporator is Amy Nelson, and her mailing address is 600 Travis, Suite 6600, Houston, Texas 77002.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of June, 2005.

/s/ Amy Nelson
Amy Nelson